Exhibit 10.15

ITC HOLDINGS CORP.
SHORT-TERM INCENTIVE PLAN

                1. PURPOSE. The purpose of the Short-Term Incentive Plan (the “Plan”) is to advance the interests of ITC Holdings Corp., a Michigan corporation (the “Company”), and its stockholders by providing incentives in the form of periodic bonus awards to certain employees of the Company and any of its subsidiaries or other related business units or entities (“Affiliates”) including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Affiliates.

2. ADMINISTRATION.  (a)  Unless otherwise determined by the Board of Directors of the Company (the “Board”), the Plan shall be administered by the Compensation Committee of the Board (the “Committee”), as such committee is from time to time constituted. The Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals.

(b)           The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include the exclusive authority to select the employees to be granted bonus awards (“Bonuses”) under the Plan, to determine the size and terms of the Bonus to be made to each individual selected (subject to the limitation imposed on “Special Bonuses,” as defined below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “Covered Employee,” as such term is defined in Section 162(m) of the Code, following the expiration of the Reliance Period (as such term is hereinafter defined)), to determine the time when Bonuses will be awarded, to establish performance objectives in respect to Bonuses and to certify, where applicable, that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c)           Notwithstanding anything set forth in this Plan to the contrary, until such time as the Company is no longer within the “reliance period” (as such term is defined in Treasury Regulation 1.162-27(f)(2)) (the “Reliance Period”), the Company may, but is not required, to administer and maintain this Plan, and grant and pay Bonuses under this Plan, to those employees who are Covered Employees in compliance with the provisions of Section 162(m) of the Code as the same would apply upon expiration of the Reliance Period.

                3. PARTICIPATION. The Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees of the Company and its Affiliates who may participate in the Plan and be granted Bonuses under the Plan (“Participants”).

4. BONUSES UNDER THE PLAN.

(a)           In General. The Committee shall determine the amount of a Bonus to be granted to each Participant in accordance with subsections (b) and (c) below.

(b)            Standard Bonuses. The Committee may in its discretion grant to a Participant a cash Bonus (a “Standard Bonus”) in the amount, and payable at the time, determined by the Committee or its delegate in its discretion. The amount of a Participant’s Standard Bonus may be based upon any criteria the Committee wishes to consider, including but not limited to the objective or subjective performance of the Participant, the Company or any subsidiary or division thereof.

(c)           Special Bonuses. (i) The Committee may in its discretion award a Bonus (a “Special Bonus”) to any Participant, including any Participant who it reasonably believes may be a Covered Employee for the taxable year of the Company in which such Bonus would be tax deductible, under the terms and conditions of this subsection (c).  Subject to clause (iii) of this Section 4(c), for Special Bonuses payable after the expiration of the Reliance Period, the amount of a Participant’s Special Bonus shall be an amount determinable from written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant period. The maximum amount of any Special Bonus that may be granted in any given fiscal year shall be $500,000.  Notwithstanding anything else contained in Section 4(c) to the contrary, for Special Bonuses payable after the expiration of the Reliance Period, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

 (ii) The amount of any Special Bonus will be based on objective performance goals established by the Committee using one or more performance factors. The performance criteria for Special Bonuses made under the Plan will be based upon one or more of the following criteria: (A) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (B) net income; (C) operating income; (D) earnings per share; (E) book value per share; (F) return on stockholders’ equity; (G) expense management; (H) return on investment before or after the cost of capital; (I) improvements in capital structure; (J) profitability of an identifiable business unit or product; (K) maintenance or improvement of profit margins; (L) stock price; (xiii) market share; (M) revenues or sales; (N) costs; (O) cash flow; (P) working capital; (Q) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (R) return on assets.  Participants who have primary responsibility for a business unit of the Company may be measured on business unit operating profit, business unit operating profit as a percent of revenue and/or measures related to business unit profitability above its cost of capital, in place of some or all of the corporate performance measures.

(iii) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Special Bonus. No Special Bonuses payable after the expiration of the Reliance Period will be paid unless and until such certification is made by the Committee.

(iv)  Commencing with the first fiscal year in respect of which Special Bonuses may be paid following the expiration of the Reliance Period, provisions of this Section 4(c) shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the full tax deductibility by the Company or its affiliates of the payment of all Special Bonuses to any Covered Employees.

5. DESIGNATION OF BENEFICIARY BY PARTICIPANT. The Committee or its delegate shall create a procedure whereby a Participant may file, on a form to be provided by the Committee, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant’s death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant’s death, without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the duly authorized representatives of the Committee or its delegate prior to the Participant’s death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant’s estate.

6. MISCELLANEOUS PROVISIONS.

(a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

(b) Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation by law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

(c) The Committee shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus; provided, however, that, commencing with the first fiscal year in respect of which Special Bonuses may be paid following the expiration of the Reliance Period, any such determination with respect to a Special Bonus shall be subject to any applicable restrictions imposed by Section 162(m) of the Code.

(d) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(e) The Company is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict the Company from charging an Affiliate that employs a Participant for all or a portion of the payments made by the Company hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to the payment hereunder shall be no greater than the rights of the Company’s unsecured, subordinated creditors, and shall be subordinated to the claims of the customers and clients of the Company. All expenses involved in administering the Plan shall be borne by the Company.

(f) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Michigan.

(g) The Plan shall be effective as of May 10, 2005.

7. PLAN AMENDMENT OR SUSPENSION. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Committee.

8. PLAN TERMINATION. This Plan shall terminate upon the adoption of a resolution of the Committee terminating the Plan.

9. ACTIONS AND DECISION REGARDING THE BUSINESS OR OPERATIONS OF THE COMPANY AND/OR ITS AFFILIATES.

(a)  Notwithstanding anything in the Plan to the contrary, neither the Company nor any of its Affiliates nor their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.   Each member of the Committee and the Board shall be fully justified in relying or acting in good faith upon any report made by to independent public accountants of, or counsel for, the Company and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

(b)  Each person who is or at any time serves as a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of the Company as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

10. SUBORDINATED CAPITAL STATUS. Notwithstanding any other provision of this Plan, any amounts due to Participants hereunder may be treated, in the Committee’s sole discretion, to the extent that the Company accrues a liability in respect thereof, as subordinated capital of the Company in calculating the Company’s net capital for regulatory purposes, and the terms of the Plan applicable to such amounts shall include (and, may be amended to add) such provisions as the Committee determines are necessary or appropriate in order to secure such treatment, including without limitation, provisions for the suspension of any payment obligation under the Plan under certain prescribed circumstances.